Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Members
GGP-TRS L.L.C.:

We consent to the use of our report dated February 27, 2012, with respect to the consolidated balance sheets of GGP-TRS L.L.C. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in members’ capital, and cash flows for each of the years in the three-year period ended December 31, 2011, not included herein, which report appears in the December 31, 2011 annual report on Form 10-K of General Growth Properties, Inc. incorporated by reference herein.

/s/ KPMG LLP

Chicago, Illinois
July 2, 2012